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                                                                    EXHIBIT 99.1

                           GENOVESE DRUG STORES, INC.

  Proxy Solicited on Behalf of the Board of Directors of Genovese Drug Stores,
                                      Inc.
       for a Special Meeting of Stockholders to be held on March 1, 1999.


  The undersigned stockholder of Genovese Drug Stores, Inc., a Delaware corporation ("Genovese"), hereby appoints Leonard Genovese and Donald W. Gross, and either of them, the lawful attorneys and proxies of the undersigned, with several powers of substitution, to vote all shares of Class A Common Stock, par value $1.00 per share ("Genovese Class A Common Stock"), and Class B Common Stock, par value $1.00 per share ("Genovese Class B Common Stock" and, together with Genovese Class A Common Stock, "Genovese Common Stock"), of Genovese which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held on March 1, 1999, and any adjournments or postponements thereof:

1. Proposal to approve and adopt the Agreement and Plan of Merger, dated as of November 23, 1998 (the "Merger Agreement"), by and among J. C. Penney Company, Inc., a Delaware corporation ("JCPenney"), Legacy Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of JCPenney ("Merger Sub"), and Genovese, pursuant to which, among other things, (i) Merger Sub will be merged with and into Genovese (the "Merger"), with Genovese continuing as Genovese in the Merger and (ii) each share of Genovese Common Stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive a fraction of a share of common stock, par value $.50 per share, of JCPenney, other than fractional shares or shares of Genovese Class B Common Stock for which appraisal rights have been exercised pursuant to Section 262 of the General Corporation Law of the State of Delaware.

                   [_] FOR       [_] AGAINST      [_] ABSTAIN

2. In the discretion of the proxy holders, to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

                          (Continued On Reverse Side)

  The Board of Directors of Genovese recommends that the stockholders of Genovese vote FOR the approval and adoption of the Merger Agreement and the transactions contemplated thereby. In the absence of specific instructions, proxies will be voted for approval of the Merger Agreement and in the discretion of the proxy holders as to any other matters.


                                           Signature:


                                           ------------------------------------
                                           Date:      , 1999

                                           NOTE: Please sign exactly as name
                                           appears hereon. When shares are
                                           held by joint tenants, both owners
                                           should each sign. When signing as
                                           attorney, executor, administrator,
                                           trustee or guardian, please give
                                           full title as such. If a
                                           corporation, please sign in full
                                           corporate name by duly authorized
                                           officer. If a partnership, please
                                           sign in partnership name by
                                           authorized person.
                                SEE REVERSE SIDE